EXHIBIT 10
                              EMPLOYMENT AGREEMENT


         This Employment Agreement made and entered into effective as of the first day of January 1995, by and between Datakey, Inc., a Minnesota corporation (the "Company" or "Datakey") and John H. Underwood ("Executive").

                                    RECITALS

         John H. Underwood has been an executive of the Company since 1983. He currently serves as Chairman of the Board of Directors, President and Chief Executive Officer. The Board of Directors and the Executive are desirous that the Executive continue to serve the Company in these capacities under the following terms and conditions.

                                   AGREEMENT

1.       Employment

     a. Datakey agrees to continue to employ Executive on a full-time basis as President and CEO of Datakey.
     b.  Executive   agrees  that  he  will,  at  all  times,   faithfully,
industriously, and, to the best of his abilities, experience and talents, continue to perform all the duties and responsibilities that may be required of him as an officer of Datakey.

2.       Term of Employment

     a. Subject to the terms and conditions hereof, Executive shall be employed for a term ("Employment Term") commencing on January 1, 1995, and terminating on December 31, 1995, unless extended as set forth in Subsection 2b below.

     b. This Agreement will be renewed automatically after December 31, 1995, for additional one-year periods unless either party gives the other party written notice 30 days before December 31, 1995 or before the end of one-year period thereafter of his or its intention to terminate the Agreement.

3.       Base Compensation

         As compensation for his services to Datakey, Executive shall be paid a monthly salary of $12,500, payable in accordance with Datakey's periodic payment periods.

4.       Other Benefits

     a. Vacation. Executive will receive four weeks of vacation for every twelve months of employment.

     b. Automobile Allowance. During the term of this Agreement, Datakey will pay Executive $500 per month to be applied toward his automobile expenses. c. Miscellaneous. During the term of this Agreement, Executive will be eligible to receive the other benefits described in the attached Exhibit A, subject to such changes as Datakey may adopt from time to time for salaried employees generally.
5.       Termination

     a. Notwithstanding Section 2 above, the Employment Term or any extension thereof shall terminate upon the happening of any of the following events: (i) Mutual written agreement between the Board of Directors of Datakey and Executive to terminate his employment. (ii) Executive's death. (iii) Executive's disability defined as physically or mentally unable to perform as Chief Executive Officer for a period of six consecutive months, or (iv) For cause (as defined below) upon written notice from the Board of Directors specifying the nature of the cause.

     b. For purposes of this Agreement, "cause" shall include commission of any felony, misdemeanor, any act of fraud or dishonesty in connection with the affairs of Datakey.

6.       Payment Upon Termination of Employment for Cause

         If Executive is terminated for cause, Executive shall not be eligible to receive any severance benefits. The date of termination under this Section 6 shall be on the day the notice of termination for cause is given and Executive shall be entitled to no additional compensation past the date of such notice.

7.       Payment Upon Termination of Employment Without Cause

     a. If Executive is terminated without cause, Executive shall receive a severance payment equal to his base compensation payable for twenty-four months in accordance with Datakey's payment periods beginning on the 10th of the first month following the last month of his employment term. Such severance payments will begin during the first month following the last day of his employment.

     b. Base compensation shall be deemed to be no less than $12,500 per month.

     c. The payments provided for under this Section 7 shall, in the event of Executive's death, continue and shall be payable to his wife if she survives or, if not, to his estate.

     d. The Company will also expend up to $6,000 to be applied only to outplacement counseling of Executive's choice.

     e. The Company will continue to provide medical and health coverage, under its plans as they currently exist or may hereafter be amended, at Company subsidized rates during the 24-month severance pay period. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment, which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due.

8. Payment Upon Termination of Agreement by Either Party on December 31, 1995 or at the End of Any One-Year Extension.

     a. If either party decides to terminate the Employment Agreement on December 31, 1995 or as of the end of any one-year extension, Executive shall receive his base compensation for twenty-four months beginning on the 10th of the first month following the last month of the Employment Term in accordance with Datakey's payment periods.

     b. The payments provided for under this Section 8 shall, in the event of Executive's death, continue and shall be payable to his wife if she survives or, if not, to his estate.

     c. The Company will also expend up to $6,000 to be applied only to outplacement counseling of Executive's choice.

     d. The Company will continue to provide medical and health coverage, under its plans as they currently exist or may hereafter be amended, at Company subsidized rates during the 24-month severance pay period. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment, which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due.

9.    Nondisclosure

     Except by written permission from Datakey, Executive shall never disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Executive during the course, and on account, of his employment, whether or not developed by Executive, except as such disclosure or use may be required by his duties to Datakey, and then only in strict accordance with his obligations of service and loyalty thereto. Upon termination of employment, Executive agrees to deliver to Datakey all Confidential Information.

10.      Specific Performance

         Executive acknowledges that a breach of this Employment Agreement would cause Datakey irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Executive expressly agrees that Datakey shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Employment Agreement.

11.      Noncompetition

         a. For a period of two (2) years from and after the end of the Employment Term or any extension thereof or after termination of employment, Executive will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that competes in any respect with Datakey, (ii) contact or in any way interfere or attempt to interfere with the relationship of Datakey with any current or potential customers of Datakey, or (iii) employ or attempt to employ any employee of Datakey (other than a former employee thereof after such employee has terminated employment with the Datakey), and

         b. Executive acknowledges that Datakey markets products throughout the United States and that Datakey would be harmed if Executive conducted any of the activities described in this Section 11 anywhere in the United States.
Therefore, Executive agrees that the covenants contained in this Section 11 shall apply to all portions of and throughout, the United States.

         c. Executive acknowledges that if he fails to fulfill his obligations under this Section 11, the damages to Datakey would be very difficult to determine. Therefore, in addition to any other rights or remedies available to Datakey at law, in equity, or by statute, Executive hereby consents to the specific enforcement of the provisions of this Section 11 by Datakey through an injunction or restraining order issued by the appropriate court.

     d. To the extent any provision of this Section 11 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 11 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 11 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 11 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

12.      Miscellaneous

     a. Waiver by Datakey of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

     b. This Agreement shall be binding upon and inure to the benefit of Datakey, its successors and assigns, and as to Executive, his heirs, personal representatives, estate, legatees, and assigns.

     c. This Agreement constitutes the entire agreement between the parties hereto with resect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

     d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.


         IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement effective as of the day and year first above written.

                                      DATAKEY, INC.

                                      By Independent Committee of
                                      Board of Directors


                                      /s/ Thomas R. King
                                      Thomas R. King



                                      /s/ Terrance W. Glarner
                                      Terrance W. Glarner



                                       /s/ John H. Underwood
                                       John H. Underwood, Executive